Press Release                       Source: Orbit E-Commerce Inc.


Orbit E-Commerce Inc. to Acquire the IPTV Video Internet Business of PureNet.TV Canada Inc.


TORONTO, Dec. 29, 2004 ----- Orbit E-Commerce Inc. (OTC Bulletin
Board: OECI) announced today it has signed an agreement to acquire the IPTV business of PureNet.TV Canada Inc. in exchange for 15 million restricted voting common shares. The acquisition of PureNet's assets, will include all technical schematics covering a patented IPTV video / internet system, implementation capabilities, strategic partnerships with major equipment and video content suppliers, software developers, product and
services and experienced management to execute the   business
plan. The patented IPTV technology , recently granted by the United States Patent Office, has been successfully tested and provides Digital, HDTV audio / video quality to the home. PureNet's IPTV products and services are on schedule to be installed in the first quarter of 2005. The Companies intend to complete the acquisition in the first quarter of 2005.

"The acquisition will be a major step in having OECI become a leader in IPTV services in the USA and provides it with the potential to generate significant shareholder value." said Douglas C. Lloyd, OECI President and CEO. "PureNet has proven expertise in building networks and creating strategic partnerships with technology suppliers. IPTV represents a revolution in High Definition television services and turns the TV into a communications portal benefiting consumers. It takes advantage of cost efficient Internet Protocols to deliver greater variety digital quality video and other services. IPTV uses Digital Subscriber Lines (DSL) broadband services to give subscribers access through their television sets to such services as:
  -  Pick & Pay domestic and International television content;
  -  Movies on demand;
  -  High Speed Internet Access;
  -  Consumer Video Conferencing;
  -  Voice over the Internet (VoIP); and
  -  Interactive gaming."

About OECI

Orbit E-Commerce Inc. was established in 2000 for the purpose of capitalizing on management's vision and expertise in the field of Internet- based communications systems, products, and services. This acquisition of PureNet.TV Canada Inc. will allow OECI to extend its communications vision and expertise into the market for IPTV video / internet services which is poised to experience rapid growth.

About PureNet.TV Canada Inc.

A private company, incorporated in the Province of Ontario, Canada, PureNet, is a privately funded company formed to research and develop a highly competitive IPTV technology and services and establish relationships with video content providers and equipment suppliers .

Forward Looking Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions included potential issues relating to interoperability, inability to introduce new products, changes in market conditions, government regulations, technological changes and other factors. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.